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                                                     OMB APPROVAL
                                                     OMB Number:   3235-0145
                          UNITED STATES              Expires: August 31, 1999
                SECURITIES AND EXCHANGE COMMISSION   Estimated average burden
                      Washington, D.C. 20549         hours per form .......14.90
                                                     --------------------------


                                  SCHEDULE 13G

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED

               PURSUANT TO RULES 13d-1(b), AND (d) AND AMENDMENTS

                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                                 (Rule 13d-102)
                                (Amendment No. )

                           Vermont Pure Holdings, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
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                           (Title Class of Securities)


                                    924234107
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                                 (CUSIP Number)




                                December 31, 1999
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             (Date of Event which Requires Filing of this Statement)





Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                    |X|    Rule 13d-1(b)
                    |_|    Rule 13d-1(c)
                    |_|    Rule 13d-1(d)


                                Page 1 of 4 pages

12603.1

                                  SCHEDULE 13G

CUSIP No.  924234107                               Page 2 of 4 Pages
--------------------                               -----------------------------


1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                   M.. Delores Paoli
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)*                                             (a)|_|
                                                                         (b)|_|
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3         SEC USE ONLY

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4         SOURCE OF FUNDS*(See Instructions)

                   PF- Personal Funds
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5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                            |_|

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6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States Citizen
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                            7        SOLE VOTING POWER

                                     481,850
         NUMBER OF          ----------------------------------------------------
          SHARES            8        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY           ----------------------------------------------------
           EACH             9        SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                            481,850
           WITH             ----------------------------------------------------
                            10      SHARED DISPOSITIVE POWER

                            481,850
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          481,850
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12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.7%
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14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                Page 2 of 4 pages

Item 1.

         (a)        Name of Issuer: Vermont Pure Holdings, Ltd.
         (b)        Address of Issuer's Principal Executive Offices:
                           Route 66
                           Catamount Industrial Park
                           Randolph, VT 05060

Item 2.

         (a)        Name of Person Filing: M. Delores Paoli
         (b)        Address of Principal Business Office:
                           c/o Condor Ventures, Inc.
                           1177 Summer Street
                           Stamford, CT 06905

         (c)        Citizenship: United States Citizen

         (d)        Title of Class of Securities:  Common Stock, $.001 par value
         (e)        CUSIP Number: 924234107

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:
         (a)  |_|   Broker or dealer registered under Section 15 of the
                    Exchange Act
         (b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act
         (c)  |_|   Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act
         (d)  |_|   Investment company registered under Section 8 of the
                    Investment Company Act
         (e)  |_|   An investment in accordance with Rule 13d-1(b)(1)(ii)(E)
         (f)  |_|   An employee benefit plan endowment fund, in accordance with
                    Rule 13d-1(b)(1)(ii)(F)
         (g)  |_|   A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G)
         (h)  |_|   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act
         (i)  |_|   A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act
         (j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned: M. Delores Paoli beneficially owns an aggregate of 481,850 shares of Common Stock of Vermont Pure Holdings, Ltd.

         (b)        Percent of Class: 4.7%

         (c)        Number of shares as to which such person has:
                    (i)  sole power to vote or to direct vote: 481,850
                    (ii) shared power to vote or to direct vote:
                    (iii) sole power to dispose or to direct the disposition
                           of: 481,850
                    (iv) shared power to dispose or to direct the disposition
                         of:

Item 5.  Ownership of Five Percent or Less of a Class

         This statement is being filed to report the fact that as of the date of the event reported upon, the reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Vermont Pure Holdings, Ltd.

                                Page 3 of 4 pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 6, 2000
                                        ---------------------------
                                                    Date

                                          /s/ M. Delores Paoli
                                        ---------------------------
                                                  Signature

                                Page 4 of 4 pages